November 7, 2012 1st Quarter 2013 Earnings Call

Disclaimer This presentation may contain statements that relate to future events and expectations and, as such, constitute "forward-looking statements" within the meaning of the federal securities laws. These statements can be identified by the use of words such as “believes,” “expects,” “may,” “will,” “intends,” “plans,” “estimates” or “anticipates,” or other comparable terminology, or by discussions of strategy, plans or intentions. These statements are based on management’s current expectations and assumptions about the industries in which Globe operates. Globe disclaims any intention or obligation to update publicly any forward-looking statements, whether in response to new information, future events or otherwise, except as required by applicable law. Forward-looking statements are not guarantees of future performance and are subject to significant risks and uncertainties that may cause actual results or achievements to be materially different from the future results or achievements expressed or implied by the forward-looking statements. These risks and uncertainties include, but are not limited to, those risks and uncertainties described in Globe’s most recent Annual Report on Form 10-K, including under “Special Note Regarding Forward-Looking Statements” and “Risk Factors” and Globe’s quarterly reports on Form 10-Q. These reports can be accessed through the “Investors” section of Globe’s website at www.glbsm.com. All references to “MT” or “tons” mean metric tons, each of which equals 2,204.6 pounds.

1st Quarter 2013 Financial Highlights Sales and shipments increased 5% in the first quarter primarily as a result of a full quarter of Quebec Silicon results Cost of production increased by approximately $3.0 million primarily due to the impact of the weather-related power outages in July Gross margin percent decreased to 16% from 18% in the fourth quarter SG&A expense, prior to the charge for the change in the existing stock option program and transaction-related expenses, decreased $1.5 million in the first quarter. Diluted earnings per share on a comparable basis was $0.16 per share, compared to $0.17 per share in the fourth quarter EBITDA on a comparable basis was $31.1 million, compared to $32.5 million in the fourth quarter 1

1st Quarter 2013 Reported Results 2

1st Quarter 2013 Special Items 3

Adjusted Income Statement Summary 4

Sequential Quarter Sales Bridge 5 Sequential Quarter Sales Bridge, $m

Sequential Quarter Adjusted EBITDA Bridge 6 Sequential Quarter EBITDA Bridge, $m

Cash Flow Overview 7

November 7, 2012 1st Quarter 2013 Earnings Call